UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2015

VAPE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-163290	90-0436540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21822 Lassen St., Suite A

Chatsworth, CA 91311

(Address of principal executive office)

1-877-827-3959

(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2015, Vape Holdings, Inc., a Delaware corporation (the “Company”), appointed Dr. Mark A. Scialdone to the newly-created executive officer position of Chief Science Officer.

Dr. Scialdone, 52, will lead the expansion of the Company’s intellectual property portfolio into fundamental and licensable interests in plant extracts and other related products. He holds a Doctor of Philosophy degree in Chemistry from Wayne State University and was a Postdoctoral Research Fellow at Colorado State University. Dr. Scialdone brings over two decades of world class experience in product development and fundamental science research at E.I. duPont de Nemours (DD) and his consulting company BetterChem Consulting LLC. Mark is an inventor or co-inventor of 25 issued US patents and author of 15 publications in scientific literature. He is a recognized expert in plant oil extraction, natural product chemistry, characterization, organic synthesis and catalysis.

Dr. Scialdone does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Dr. Scialdone and any other person pursuant to which he was selected as the Chief Science Officer.

Dr. Scialdone’s Executive Employment Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01	Other Events.

On May 4, 2015, the Company issued a press release regarding the addition of Mark Scialdone.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement by and between Vape Holdings, Inc. and Dr. Mark Scialdone, dated May 1, 2015

99.1	Press Release issued by Vape Holdings, Inc., dated May 4, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPE HOLDINGS, INC.

Dated: May 5, 2015	By:	/s/ Kyle Tracey
Kyle Tracey
Duly Authorized Officer, Chief Executive Officer

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